

Christopher Wool (b. 1955)



As of August 22, 2023, 9 of Wool's top 10 auction records are text based paintings - similar to our offering. Masterworks was able to acquire the artwork at an attractive price, offering it to investors at a 26% discount to our appraised Fair Market Value.

INVESTMENT THESIS

Initial Offering Price
$4,440,000

Offering Circular
sec.gov

Similar Sales | Record Price | Repeat Sales



$30.0m
$20.0m
$10.0m
$0.0m
91
95
99
03
07
11
15
19

Price Appreciation of Similar Works
27.1%

Sharpe Ratio (1991-2022)	watch video
Christopher Wool	▲0.77
All Art	0.25
S&P 500	0.60

0% Progress

MEMBERS ONLY



Christopher Wool
(b. 1955)

Why we like this offering

1. Masterworks opportunistically acquired the Artwork at an attractive price, offering it to investors at a 26% discount to our appraised Fair Market Value of $6 million.
2. The Artwork is representative of Christopher Wool's large-scale text-based paintings on aluminum, which spell out popular slogans, lines from films and tv shows, and other common language.
3. Christopher Wool is an important American artist whose work has been sought after by collectors since his debut on the New York art scene in 1984.
4. Christopher Wool's text-based paintings feature a capitalized, stencil-like sans serif font reminiscent of many commercial signs.
5. The Artwork is a vertical, black and white painting that features two lines of text in Christopher Wool's signature stencil font that both read: "OH." The letters take up the entire aluminum panel they are painted on, leaving only a thin frame of white space so they appear to float in space. The horizontal symmetry of the work gives the letters a geometric quality, which makes The Artwork oscillate between representation and abstraction.
6. Christopher Wool has also been the subject of solo exhibitions at the Museum of Contemporary Art in Los Angeles, the Musée d'Art Moderne de la Ville de Paris, the Solomon R. Guggenheim Museum in New York, and Art Institute of Chicago, among many others. He has also participated in the Whitney Biennial, New York (1989), Documenta, Kassel (1992), the Lyon Biennial (2003), and the Venice Biennale (2011).

(7) Nine out of the artist's top ten auction records are text-based paintings, including the artist's top three records: "Untitled (Riot)" (1990), which sold for $29,930,000 at Sotheby's in May 2015, "Apocalypse Now" (1988), which sold for $26,485,000 at Christie's in November 2013, and "If You" (1992), which sold for $23,685,000 at Christie's in May 2014.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$23,767,132	26	$26,500,000


Average Prices
2.1M
1.6M
1.1M
525.4K
11 12 13 14 15 16 17 18 19 20 21 22


Turnover by Year
86.2M
64.6M
43.1M
21.5M
11 12 13 14 15 16 17 18 19 20 21 22


Lots Auctioned
Sold
Unsold
52
39
26
13
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$4,440,000**
Offering Circular	sec.gov/edgar

Painting


OH
OH




OH
OH

About Christopher Wool

Christopher Wool (b. 1955, Boston MA) Wool's paintings incorporate the issues revolving around post-conceptual ideas. Wool is known for his signature stencil style that depicts phrases meant to be through provoking, or graphic illustrations.

INVEST NOW

CHRISTOPHER WOOL

b. 1955, UNITED STATES



Enamel and acrylic on aluminum | 92 × 72 in. (234 × 180 cm.)

Christopher Wool is one of the most influential American painters of his generation.

$4,440,000
INITIAL OFFERING

27.1%
HISTORICAL APPRECIATION OF SIMILAR WORKS[1,2]

▲0.77
SHARPE RATIO[3]

23.9%
ANNUAL GROWTH OF RECORD PRICE[4]

12.0%
MEDIAN REPEAT SALE PAIR APPRECIATION[5]

The Artwork is representative of Christopher Wool's large-scale text-based paintings on aluminum, which spell out popular slogans, lines from films and tv shows, and other common language. Christopher Wool's text-based paintings feature a capitalized, stencil-like sans serif font reminiscent of many commercial signs. Wool uses language as a formal painting technique, treating letters like abstract shapes and lines of text like a grid. He fractures words, misspells words, and removes spaces between words to make the text more difficult to read and force a more thoughtful inspection of the artwork. Although he occasionally incorporates color, most of his text-based works use a black font on a white background. The Artwork is a vertical, black and white painting that features two lines of text in Christopher Wool's signature stencil font that both read: "OH." The letters take up the entire aluminum panel they are painted on, leaving only a thin frame of white space so they appear to float in space. The horizontal symmetry of the work gives the letters a geometric quality, which makes The Artwork oscillate between representation and abstraction. Nine out of the artist's top ten auction records are text-based paintings similar to The Artwork, including the artist's top three records: "Untitled (Riot)" (1990), which sold for $29,930,000 at Sotheby's New York on May 12, 2015, by "Apocalypse Now" (1988), which sold for $26,485,000 at Christie's New York on November 12, 2013, and "If You" (1992), which sold for $23,685,000 at Christie's New York on May 13, 2014.

AS OF JULY 18, 2023, WOOL HAS ACHIEVED INCREDIBLE COMMERCIAL SUCCESS, WITH AUCTION RECORDS LED BY "UNTITLED (RIOT)" (1990), WHICH SOLD FOR $29,930,000 AT SOTHEBY'S NEW YORK ON MAY 12, 2015, FOLLOWED BY "APOCALYPSE NOW" (1988), WHICH SOLD FOR $26,485,000 AT CHRISTIE'S NEW YORK ON NOVEMBER 12, 2013, AND "IF YOU" (1992), WHICH SOLD FOR $23,685,000 AT CHRISTIE'S NEW YORK ON MAY 13, 2014.

Christopher Wool has also been the subject of solo exhibitions at the Museum of Contemporary Art in Los Angeles, the Musée d'Art Moderne de la Ville de Paris, the Solomon R. Guggenheim Museum in New York, and Art Institute of Chicago, among many others. He has also participated in the Whitney Biennial, New York (1989), Documenta, Kassel (1992), the Lyon Biennial (2003), and the Venice Biennale (2011). His work is held in the permanent collections of prestigious institutions around the world, including the Museum of Modern Art in New York, Musée National d'Art Moderne and Centre Georges Pompidou in Paris, and Tate Modern in London. In addition to his institutional popularity, Wool has achieved incredible commercial success, especially of his text-based works, with auction records led by "Untitled (Riot)" (1990), which sold for $29,930,000 at Sotheby's New York on May 12, 2015, followed by "Apocalypse Now" (1988), which sold for $26,485,000 at Christie's New York on November 12, 2013, and "If You" (1992), which sold for $23,685,000 at Christie's New York on May 13, 2014.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$30M
$22.5M
$15M
$7.5M
1991
1993
1996
1998
2000
2003
2005
2007
2010
2012
2014
2017
2019
2021
RI OT
OO OO
FO OL
OH OH
FO OL
FO OL
HA AH
FO OL
RI OT
FO OL
HA AH

Christopher Wool (b. 1955, Chicago) is one of the most influential American painters of his generation. In 1972, Wool studied painting at Sarah Lawrence College in Bronxville, New York. After one year, he moved to Manhattan and took classes at the New York Studio School. He quickly got involved with the underground film and music scenes and briefly stopped painting to study film at New York University in the late 1970s. Wool returned to his painting practice and held his first solo exhibition at Cable Gallery in 1984. In 1989, the artist was the subject of a solo exhibition at the San Francisco Museum of Art, which introduced his two-dimensional paintings that draw from Abstract Expressionism, Pop Art, and Conceptual art to an international audience. He participated in the prestigious DAAD Berlin artist residency program in 1993, and was awarded a fellowship at the American Academy in Rome in 1996. In 2019, he also received the Wolfgang Hahn Prize at Museum Ludwig in Cologne. As of July 16, 2023, Wool lives and works between New York City and Marfa, Texas.




OH
OH

CHRISTOPHER WOOL


OH
OH

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized appreciation rate for a given artwork based on its purchase and sale at auction, including buyer's commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase, or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money. This video is not an offer of investment advice or a recommendation to buy or sell a particular security.

2. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Christopher Wool with the following criteria: Black and white text-based paintings with less than three rows of text that measure over 50 by 50 inches, excluding horizontal text and works on paper. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 27.1% CAGR implied from selected sales occurring from July 2, 1992 to November 9, 2021.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Christopher Wool has a risk-adjusted appreciation of 0.77. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Christopher Wool have a record price compound annual growth rate ("CAGR") of 23.9% from May 8, 1990 to December 31, 2022. This calculation is based on (i) a record price of $24,000 on May 8, 1990, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $26,500,000, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Christopher Wool is 12.0%, which is based on 25 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Christopher Wool was March 7, 1991 and ending on the last date a repeat sale occurred for such artist, which in the case of Christopher Wool was October 7, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

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